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Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Manager, Corporate Communications
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Reports Fourth Quarter 2002 Results
Revenue increases 89 percent over preceding quarter

        CARLSBAD, Calif.—January 29, 2003—Dot Hill Systems Corp. (AMEX:HIL) today announced financial results for the fourth quarter ended December 31, 2002. Net revenue increased to $16.3 million for the fourth quarter, compared to $8.6 million in the third quarter of 2002 and $10.5 million for the fourth quarter of 2001. This represents an 89 percent increase in revenue quarter over quarter, and a 55 percent increase year over year.

        The company reported a net loss applicable to common stockholders of $12.4 million, or $0.49 per share, for the fourth quarter 2002, which includes various non-cash adjustments such as the write-off of obsolete inventory and reserves for vacant office space, as well as costs associated with the high-volume ramp up of the new SANnet® II SCSI product line. Excluding these adjustments and costs, the company experienced a pro forma net loss applicable to common stockholders of $4.8 million, or $0.19 per share, as compared to the third quarter 2002 pro forma net loss of $6.1 million, or $0.25 per share, and the fourth quarter 2001 pro forma net loss of $4.2 million, or $0.17 per share.

        "This was an important quarter for Dot Hill, during which we experienced a substantial increase in revenue and raised $10.5 million of cash," said Preston Romm, chief financial officer. "Sun launched our privately-branded SCSI product to its customers in the middle of October, which appears to be a clear success. We borrowed $4.5 million from Sun during the quarter, raised another $6 million of equity by issuing preferred stock and paid off, in its entirety, our line of credit with Wells Fargo. We exited the fourth quarter with $12.1 million of cash in the bank, of which $2.0 million is restricted for a letter of credit. This cash balance is up from the third quarter's $5.0 million, inclusive of the same letter of credit. We expect to pay off the amounts borrowed from Sun by the end of the second quarter."

        Gross margin for the fourth quarter was negative $2.0 million, which included certain non-cash adjustments and ramp-up costs. Excluding these adjustments and costs, pro forma gross margin for the fourth quarter was $3.4 million, or 21 percent, compared to the third quarter's pro forma gross margin of $2.0 million, or 23 percent. "Our margins for the SCSI product are expected to improve over the next two quarters as we phase-in identified cost reduction measures and exit the start-up phase of manufacturing the new SCSI product, as reflected in our pro forma numbers," explained Romm.

        "During the fourth quarter of 2002, we did a good job of executing on our near-term corporate goals, which led to impressive revenue growth despite a global economy that left many of our fellow storage vendors struggling," said James Lambert, president and chief executive officer. "Dot Hill spent much of 2002 putting the building blocks in place that will facilitate our return to profitability, with the objective of tripling our revenue in 2003. The fourth quarter proved that those building blocks have created a solid foundation. We shipped over 695 terabytes of storage during the fourth quarter, compared to 127 terabytes during the third quarter. That is a 447 percent increase, and over 82 percent of those terabytes in the fourth quarter were the new SCSI product line. In the coming quarters, we expect to launch three more of our products—a Fibre Channel, NAS and Blade version of the SCSI system that is now selling so well. We also expect that discussions with potential channel partners will evolve into solid relationships. Dot Hill exited 2002 with a strong backlog of $26.1 million. The year 2003 is full of promise for Dot Hill, and we look forward to the opportunities that it brings."

        Continuing and building on the Open Axis Intelligence™ strategic initiative previously introduced, Dot Hill shifted its focus to indirect channel sales during 2002. These efforts culminated in partner program development and recruitment plans that included value added resellers (VAR), systems integrators (SI) and original equipment manufacturers (OEM). In conjunction with the announcement of its new SANnet II product family, Dot Hill reduced and restructured its direct sales force. Indirect channel sales, including OEMs, SIs and VARs, accounted for 86 percent of Dot Hill's fourth quarter 2002 revenue. Direct sales accounted for 6 percent and service and other accounted for 5 percent of revenue.

        The following tables reconcile reported and pro forma net loss and gross margins for the periods presented:

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

	Q4 2002			Q3 2002			Q4 2001
Reported	$	‹12,416	›	$	‹7,280	›	$	‹5,678	›
Inventory Write-Downs		3,500			1,100			1,000
Restructure Reserves		1,550						500
Contract Mfg. Product Ramp Up Costs		1,941
Write off of Note Receivable		622			75
Pro Forma	$	‹4,803	›	$	‹6,105	›	$	‹4,178	›

GROSS MARGIN ‹LOSS›

	Q4 2002			Q3 2002	Q4 2001
Reported	$	‹2,013	›	$868	$1,488
Inventory Write-Downs		3,500		1,100	1,000
Contract Mfg. Product Ramp Up Costs		1,941
Pro Forma		$3,428		$1,968	$2,488

        Dot Hill's fourth quarter financial results conference call will be held January 29th at 5:00 p.m. EST. A live audio webcast can be heard at www.dothill.com, accessible through the investor relations section. If you prefer to join via telephone, please dial 888-609-4128 at least 5 minutes prior to the start of the call. International participants should dial 706-679-3529.

        A replay of the call will be available on the web, beginning approximately two hours after the call is completed and will run through 5:30 p.m. EST on February 5th, by dialing 800-642-1687. If calling internationally, dial 706-645-9291. Use confirmation number 7314442.

        Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to businesses worldwide. Its products include the SANnet family of storage systems and the Axis Storage Manager™. For more information, visit Dot Hill on the web at www.dothill.com.

        Dot Hill, the Dot Hill logo, Axis Storage Manager, OpenAxis Intelligence and SANnet are trademarks of Dot Hill Systems Corp. All other trademarks and names are the property of their respective owners.

        Certain statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include statements about any future events, results or occurrences such as statements regarding future financial and operating results, the timing of any return to profitability, the timing or amount of any future increase in margins, the signing of future partnership agreements, and the launch and success of new products. The risks that contribute to the uncertain nature of the forward-looking statements include: the risk that one or more of Dot Hill's OEM or other customers may cancel orders, not order as forecasted or terminate their agreements with Dot Hill, the risk that one or more of Dot Hill's suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill, the ability of Dot Hill to complete deals with existing and new customers on favorable terms or at all, unforeseen technological, intellectual property or engineering issues; competition for direct sales from Dot Hill's OEM customers, the timing of orders for products and shipments and its effect on revenue recognition; and changing customer preferences in the Open Systems computing market; as well as the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited—in thousands, except per share information)

	12/31/02	12/31/01
ASSETS
Current Assets:
Cash and cash equivalents	$10,082	$7,785
Short-term investments and restricted cash	2,000	8,672
Accounts receivable, net of allowance of $743 and $1,113	6,304	8,198
Inventories	6,959	13,876
Prepaid expenses and other	2,313	2,438

Total current assets	27,658	40,969
Property and equipment, net	4,110	3,520
Note receivable	30	1,242
Other assets	430	460

Total assets	$32,228	$46,191

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,446	$5,221
Accrued compensation	1,754	1,728
Accrued expenses	1,614	2,240
Restructuring accrual	1,586	1,241
Deferred revenue	1,110	1,441
Short-term debt	4,552	0
Income taxes payable	1,020	3,266

Total current liabilities	26,082	15,137
Borrowings under lines of credit	275	330
Other long-term liabilities	86	113

Total liabilities	26,443	15,580
Stockholders' Equity:
Preferred stock, $.001 par value, 10,000 shares authorized, 6 shares issued and outstanding	0	0
Common stock, $.001 par value, 100,000 shares authorized, 25,172 and 24,791 shares issued and outstanding	25	25
Additional paid-in capital	109,562	99,467
Deferred compensation	(48)	0
Accumulated other comprehensive loss	(318)	(204)
Accumulated deficit	(103,436)	(68,677)

Total stockholders' equity	5,785	30,611

Total liabilities and stockholders' equity	$32,228	$46,191

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS
(unaudited—in thousands, except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Net revenue	$16,255	$10,500	$46,936	$56,277
Cost of goods sold	18,268	9,012	45,444	44,818

Gross margin (loss)	(2,013)	1,488	1,492	11,459

Operating expenses:
Sales and marketing	4,794	4,546	22,513	23,717
Engineering and product development	2,690	1,635	10,043	6,673
General and administrative	895	563	5,150	4,533
Restructuring expenses	1,550	500	1,550	4,905

Total operating expenses	9,929	7,244	39,256	39,828

Operating loss	(11,942)	(5,756)	(37,764)	(28,369)

Other income (expense):
Interest income	70	154	410	1,013
Interest expense	(96)	(54)	(248)	(107)
Gain on foreign currency transactions, net	150	8	143	52
Other income (expense), net	41	(730)	39	(657)

Total other income (expense), net	165	(622)	344	301

Loss before income taxes	(11,777)	(6,378)	(37,420)	(28,068)
Income tax benefit (expense)	(183)	700	3,117	(15,323)
Net loss	(11,960)	(5,678)	(34,303)	(43,391)
Dividends to preferred stockholders	456	0	456	0

Net loss applicable to common stockholders	$(12,416)	$(5,678)	$(34,759)	$(43,391)

Basic and diluted net loss per share	$(0.49)	$(0.23)	$(1.39)	$(1.76)
Weighted average shares used to calculate basic and diluted net loss per share	25,168	24,791	24,953	24,703
Comprehensive operations:
Net loss	$(11,960)	$(5,678)	$(34,303)	$(43,391)
Foreign currency translation adjustments	71	(3)	36	(138)
Net unrealized gain (loss) on short-term investments	0	150	(150)	150

Comprehensive loss	$(11,889)	$(5,531)	$(34,417)	$(43,379)

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Dot Hill Reports Fourth Quarter 2002 Results Revenue increases 89 percent over preceding quarter
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS
GROSS MARGIN ‹LOSS›
DOT HILL SYSTEMS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET (unaudited—in thousands, except per share information)
DOT HILL SYSTEMS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS (unaudited—in thousands, except per share information)